Exhibit 99.2

ZYNGA ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

Reports Highest First Quarter Revenue and Bookings in Zynga History

Strength Across Live Services Portfolio Drives Better-Than-Expected Topline Results

Raises Full Year 2020 Revenue and Bookings Guidance

SAN FRANCISCO – May 6, 2020 – Zynga Inc. (Nasdaq: ZNGA) today released financial results for its first quarter ended March 31, 2020 by posting management’s Q1 2020 Quarterly Earnings Letter to its Investor Relations website. Please see the attached Quarterly Earnings Letter or visit http://investor.zynga.com/financial-information/quarterly-results to access the letter.

“During this unprecedented time, Zynga's mission – to connect the world through games – has become even more meaningful for our company. As people around the world shelter-in-place, friends and families are turning to social games as an incredibly engaging and highly accessible way to connect,” said Frank Gibeau, Chief Executive Officer of Zynga. “I am proud of how Zynga’s teams have responded by continuing to deliver high quality live game services to millions of players worldwide. We are deeply grateful for the opportunity to provide fun and social connections, as well as a sense of community, during this pandemic.”

Zynga management will also host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss the company’s results. Questions may be asked on the call and Zynga will respond to as many questions as possible.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 3119964

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements, relating to, among other things, guidance projections for full year 2020 revenue and bookings. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions is or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s website at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Press:

Sarah Ross

Sarah@zynga.com

Editor’s Note

To download Zynga’s B-roll footage and key art for its games, please visit: https://bit.ly/ZyngaQ12020Earnings